Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-254887) and Form S-3ASR (No. 333-267438) of our reports dated February 28, 2023, relating to the financial statements of Alignment Healthcare, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche, LLP

Los Angeles, California

February 28, 2023